Exhibit 99.1

Paxar Appoints Richard A. Maue, CPA, Vice President and Controller

    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--June 21, 2005--Paxar
Corporation (NYSE:PXR) announced today the appointment of Richard A. "Rich" Maue as Vice President and Controller effective July 1, 2005.

    Mr. Maue, a certified public accountant, comes to Paxar with significant relevant experience. Most recently, he served as a Director of the Internal Audit Practice for Protiviti Inc. In this role, he led a group of consultants who provided Sarbanes-Oxley and risk management services for corporate clients (including Paxar Corporation). Previously, he was Executive Vice President and Chief Financial Officer of Andrea Electronics Corporation. He began his career in public accounting with Arthur Andersen.

    Commenting on the appointment, Rob van der Merwe, Paxar's President and Chief Executive Officer, stated, "The appointment of Rich Maue to the Vice President and Controller position ensures we have strong technical finance expertise and outstanding leadership in this key financial management position. Rich's global financial experience and knowledge of Paxar as the lead consultant on our Sarbanes-Oxley initiative will ensure a smooth, quick transition."

    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.

                     For more information on Paxar
                Call Investor Relations - 914.697.6862
                    or visit our Company's Web site
                             www.paxar.com


    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862